Exhibit 99.1

Coach, Inc. Announces Management Succession Plan

Victor Luis Named President and Chief Commercial Officer, Becoming CEO in January 2014 with Lew Frankfort Continuing as Executive Chairman

NEW YORK--(BUSINESS WIRE)--February 14, 2013--Coach, Inc. (NYSE: COH, SEHK: 6388), a leading marketer of modern classic American accessories, today announced that following a multi-year succession process, Victor Luis has been appointed President and Chief Commercial Officer. Concurrently, he has joined the Board of Directors. He will become Chief Executive Officer in January 2014. Lew Frankfort will continue as Chairman and Chief Executive Officer during this interim period and will then become Executive Chairman.

Victor Luis has most recently served as President, International Group, with oversight for all of Coachs businesses outside North America. He has been a member of the companys senior leadership team for the past seven years and has led Coachs successful expansion strategy in Asian markets. As Chief Commercial Officer, Mr. Luis will now be responsible for all business units, merchandising, licensing, corporate strategy and consumer insights.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc. said, Im very pleased with Victors appointment. He has demonstrated the passion, strategic vision, focus, superb execution and strong values that make an outstanding leader. Through Victors relentless drive and performance, he has spearheaded our meteoric growth in Asia. Victor has also developed talent and forged collaborative teams across geographies. I am confident in his leadership as we execute Coachs transformation to a global lifestyle brand anchored in accessories and write the next chapter of Coachs growth story.

Victor Luis commented, I am deeply honored and excited to be given this opportunity. Coach is a great company with exceptional brand and business equities and a strong and seasoned leadership team. Together with Lew, we will build upon the companys strong foundation, leveraging the global opportunity, while continuing to evolve the Coach brand.

Speaking on behalf of Coachs Board of Directors, Irene R. Miller, lead independent director, said, In his nearly thirty-five years with the company, Lew has grown Coach from a small leather goods business into one of the worlds foremost luxury accessories brands, and created significant value for our shareholders. The Board conducted a rigorous succession process and were enthusiastic in our support for Victor Luis as Coachs next CEO. Were also appreciative of Lews continued guidance and leadership.

Reed Krakoff, President and Executive Creative Director, said, Coach has made an excellent choice in Victor Luis. He embodies a combination of management discipline with an appreciation of how we create our product and evolve our brand that is at the heart of Coachs success. I look forward to our continued partnership.

Victor Luis was appointed to his current position as President, Coach International Group in February 2012 with oversight for all of Coachs retail operations outside of North America. Previously, he served in successively senior roles; starting in 2006 he was President and CEO of Coach Japan, he added responsibility for Coach China in 2008 and became President for Coach Retail International in March 2010.

Prior to joining Coach, Mr. Luis was the President and Chief Executive Officer for Baccarat, Inc., running the North American operation of the French luxury brand. Earlier in his career, Mr. Luis held marketing and sales positions within the Mot-Hennessy Louis Vuitton (LVMH) Group. He holds a Bachelor of Arts degree from College of the Holy Cross and a Master of Arts degree from University College, Durham University, UK.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, mens bags, womens and mens small leathergoods, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coachs website at www.coach.com. Coachs common stock is traded on the New York Stock Exchange under the symbol COH and Coachs Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," ahead, confident, "estimate," becoming, "on track," on course, "are positioned to," "continue," "project," "guidance," target, "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coachs latest Annual Report on Form 10-K for a complete list of risk factors.

CONTACT:
Analysts & Media
Coach
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications